Exhibit 10.11

HF2 FINANCIAL MANAGEMENT INC.

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (this “Agreement”) is dated February 25, 2013 and is entered into by and among Berkshire Capital Securities LLC (“Berkshire Capital”) and HF2 Financial Management Inc. (“HF2”).

Berkshire Capital and HF2 agree that Berkshire Capital will provide to HF2 for and in consideration of the fees set forth herein, office space and certain general and administrative services, as HF2 may require from time to time and as outlined below.

Section 1. Basic Terms.

(a) Monthly Fixed Fee for Administrative Services (as defined in Section 2 below): $10,000.00

(b) Facilities: 999 18th Street, Suite 3000, Denver, Colorado 80202 and such other office facilities maintained by Berkshire Capital as HF2 may reasonably require (the “Buildings”)

Section 2. Term. From the effective date of HF2’s proposed initial public offering of its Class A common stock pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (as may be amended from time to time, the “Registration Statement” and such date, the “Effective Date”) until the earlier of (i) the date on which HF2 consummates an initial business combination (as defined in the Registration Statement) and (ii) the date on which the public shares (as defined in the Registration Statement) held by the public stockholders (as defined in the Registration Statement) are redeemed and the trust account (as defined in the Registration Statement, the “Trust Account”) is liquidated (the “Term”) as a result of HF2’s failure to consummate an initial business combination.

Section 3. Administrative Services. HF2 shall be provided with the non-exclusive use of the Buildings and shall have access to the Buildings twenty-four (24) hours a day, seven (7) days a week. In exchange for the Monthly Fixed Fee for Administrative Services, Berkshire Capital agrees to provide the following base services in addition to the use of the Buildings: office cleaning, maintenance services, office supplies, electricity, heating and air conditioning to the Buildings, administrative support, including, but not limited to, information technology, secretarial and bookkeeping services as well as communications services such as unlimited use of Internet/Data, telephone, fax and photocopier (the “Administrative Services”). In addition, HF2 will have reasonable use of Berkshire Capital’s common area facilities. HF2 shall use the Buildings and auxiliary areas of the facilities solely for general office use in the conduct of HF2’s business.

In order to accommodate the needs of potential multiple office clients, Berkshire Capital will have the right, upon ten (10) days’ written notice, to relocate HF2 to other offices in the Buildings and to substitute such other offices for the offices contracted herein, provided such other offices are substantially similar in area and configuration to HF2’s contracted offices and provided HF2 shall incur no increase in the total monthly fee or any relocation cost or expense. HF2 will not offer to any party in the Buildings any of the services which Berkshire Capital provides to HF2. Berkshire Capital will answer all incoming phone calls, unless otherwise mutually agreed, during normal business hours, as reasonably determined by Berkshire Capital. HF2 acknowledges that due to the imperfect nature of verbal, written and electronic communications, Berkshire Capital shall not be responsible for damages, direct or consequential, which may result from the failure of Berkshire Capital to furnish any service, including but not limited to the conveying of messages, communications and other utilities or services required under this Agreement. HF2 expressly agrees to waive the right to make any claim for damages, direct or consequential, arising out of any failure to furnish any utility, service or facility, any error or omission with respect thereto, or any delay or interruption of the same. Berkshire Capital will pay some of HF2’s expenses, and HF2 will remit the amount of such expenses to Berkshire Capital on a monthly basis, at no profit to Berkshire Capital.

Section 4. Duration of Agreement. After expiration of the Term, the Agreement will automatically terminate. Prior to expiration of the Term, either party may terminate the Agreement upon 30 days’ advance written notice to the other party.

Section 5. Payments. The monthly invoices/statements for the Monthly Fixed Fee for Administrative Services will be billed in advance. Any amounts payable by HF2 for expenses paid by Berkshire Capital shall appear on the invoice for the month following the month in which Berkshire Capital has paid such expenses. Statements will be placed in the mail or faxed to HF2 on the first day of each month with payments due by the fifth day of each month. If the Term shall not commence on the first day of a month or end on the last day of a month, fees for any such month shall be prorated. All amounts payable hereunder shall be payable at the office of Berkshire Capital or to such other location or to any agent designated in writing by Berkshire Capital.

Section 6. Damages and Insurance. HF2 will not damage or deface the furnishings, walls, floors or ceiling. HF2 will not cause damage to any part of the Buildings or disturb the quiet enjoyment of any other licensee or occupant of the Buildings nor suffer to be made any waste, obstruction or unlawful, improper or offensive use of the Buildings or the common area facilities. At the termination of this Agreement, HF2 will return the Buildings in as good of condition as when HF2 took possession, though normal wear and tear shall be expected. Berkshire Capital shall have the right to show the Buildings to prospective clients, provided Berkshire Capital will use reasonable efforts not to disrupt HF2’s business.

Berkshire Capital and its respective directors, licensors, officers, agents, servants and employees shall not, to the extent permitted by law, except upon the affirmative showing of Berkshire Capital’s gross negligence or willful misconduct, be liable for, and HF2 waives all right of recovery against such entities and individuals for any damage or claim with respect to any injury to person or damage to, or loss or destruction of any property of HF2, its employees, authorized persons and invitees due to any act, omission or occurrence in or about the Buildings. Without limitation of any other provision hereof, HF2 agrees to indemnify, defend, protect and hold Berkshire Capital and its respective directors, licensors, officers, agents, servants and employees harmless from and against all liability to third parties arising out of HF2’s use and occupancy of the Buildings or actions or omissions of HF2 and its agents, employees, contractors, and invitees. HF2 further agrees that all personal property of HF2, its agents, employees, contractors, and invitees, within or about the facilities of the Buildings shall be at the sole risk of HF2.

The parties hereby waive any and all rights of recovery against each other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, to the extent such loss or damage is covered by any insurance policy.

If the Buildings is made unusable, in whole or in part by fire or other casualty not due to the negligence of HF2, Berkshire Capital may, at its option, terminate the Agreement upon written notice to HF2, effective upon such casualty, or may elect to repair, restore, or rehabilitate, or cause to be repaired, restored or rehabilitated, the Buildings, without expense to HF2, within ninety (90) days or within such longer period of time as may be required because of events beyond Berkshire Capital’s control. The Monthly Fixed Fee for Administrative Services shall be abated on a pro rata basis for the period of time the Buildings is unusable.

Section 7. Default. HF2 shall be deemed to be in default under this Agreement: (a) if HF2 fails to pay the Monthly Fixed Fee for Administrative Services, (b) if HF2 fails to promptly and fully perform any other provisions of this Agreement and any such default continues in excess of five (5) business days after written notice by Berkshire Capital, or (c) if HF2 fails to comply with the laws or permit licensing rules and other requirements regulating the conduct of HF2’s business. Should HF2 be in default hereunder, Berkshire Capital may terminate any or all of the services for the period of such default.

Section 8. Miscellaneous.

(a) This is the only Agreement between the parties with respect to the subject matter hereof. All amendments to this Agreement shall be in writing and signed by all parties. Any attempted amendment shall be void. The invalidity or unenforceability of any provision hereof shall not affect the remainder hereof.

(b) Failure of Berkshire Capital to insist upon the strict performance of any term or condition of this Agreement or to exercise any right or remedy available for a breach thereof, or acceptance of full or partial payment during the continuance of any such breach, will not constitute a waiver of any such breach or any such term or condition and shall not prevent Berkshire Capital from enforcing any provisions of this Agreement in the future. No term or condition of this Agreement required to be performed by a party and no breach thereof, will be waived, altered or modified, except by a written instrument executed by the other party.

(c) In regard to the Trust Account that will hold substantially all of the offering proceeds HF2 expects to raise from the initial public offering of its Class A common stock, Berkshire Capital hereby waives any right of recourse against the Trust Account and agrees not to seek reimbursement, payment or satisfaction of any claim against the Trust Account.

(d)	The laws of the State of Colorado without regard to the conflict of law principles shall govern this Agreement.

(e) HF2 represents and warrants to Berkshire Capital that there are no agents, brokers, finders or other parties with whom HF2 has dealt who are or may be entitled to any commission or fee with respect to this Agreement.

(f) Neither HF2 nor anyone claiming by, through or under HF2 shall assign this Agreement or permit the use of any portion of the Buildings by any person other than HF2.

(g) All notices hereunder shall be in writing. Notices to HF2 shall be deemed to be duly given if hand-delivered to HF2’s mailbox at 999 18th Street, Suite 3000, Denver, Colorado 80202. Notice to Berkshire Capital shall be deemed to be duly given if mailed by registered or certified mail, postage prepaid, to 535 Madison Avenue, New York, New York 10022.

(h) HF2 acknowledges that Berkshire Capital will comply with U.S. Postal Service regulations regarding client mail and, upon termination of this Agreement, it will be HF2’s responsibility to notify all parties of termination of the use of the above-described address.

(i) Berkshire Capital may assign this Agreement and/or any fees hereunder and HF2 agrees to attorn any such assignee.

(j) Berkshire Capital shall not be liable for any interruption or error in the performance of its services to HF2. HF2 waives any recourse against Berkshire Capital arising from the provision of such services, including, without limitation, any claim of business interruption or for any indirect, incidental, special, consequential or punitive damages, except for claims arising out of willful misconduct or from negligence by Berkshire Capital.

(k) Berkshire Capital will not be liable for any claim of business interruption or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of any failure to furnish any service or facility, any error or omission with respect thereto, or any delay or interruption of the same.

(l) Berkshire Capital and its agents will have the right of access to the Buildings at any time for the purpose of (i) making any repairs, alterations and/or inspections that it deems necessary in its sole discretion for the preservation, safety or improvements of the facilities, or (ii) to show the facilities to prospective clients without in any way being deemed or held to have committed an eviction (constructive or otherwise) of or trespass against HF2.

HF2 FINANCIAL MANAGEMENT INC.

By:	/s/ Richard S. Foote
Name: Richard S. Foote
Title: President and Chief Executive Officer

ACCEPTED AND AGREED: BERKSHIRE CAPITAL SECURITIES LLC

By:	/s/ R. Bruce Cameron
Name: R. Bruce Cameron
Title: President and Chief Executive Officer